Exhibit 99.1

June 24, 2004

Tetra Tech Updates EPS Guidance Based on

Certain Weak Markets and Associated Consolidation Charges

Revenue Guidance Remains Unchanged

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK) announced today that it has revised its diluted earnings per share (EPS) guidance for the third and fourth quarters of fiscal 2004.  Revenue guidance for the third and fourth quarters remains unchanged.  The Company plans to take pre-tax charges in the third and fourth quarters to consolidate certain operations in its wired communications and civil infrastructure businesses.

Declining revenue and profit margin in the wired communications business due to postponement of a significant project and weakness within certain markets have led to the planned consolidation of some of the Company’s operations.  The Company plans to downsize a number of its operating locations and reduce equipment ownership costs as part of its restructuring process in that market.  In addition, declining revenue and profit margin resulting from weak state and local spending on civil infrastructure are anticipated to contribute to an EPS shortfall and result in the consolidation of certain operations in the third and fourth quarters.

Tetra Tech anticipates that it will now report approximately 16 cents diluted EPS in the third quarter and approximately 24 cents diluted EPS in the fourth quarter.  Due to strength in the Company’s other markets, which is anticipated to offset weakness in wired communications and civil infrastructure, the Company is maintaining its revenue forecast.  Revenue, net of subcontractor costs, is expected to range from approximately $255 million to $270 million for the third quarter and $260 million to $285 million for the fourth quarter.

Li-San Hwang, Tetra Tech’s CEO, said, “Although state and local government spending is widely anticipated to improve in fiscal 2005 and large fiber optic build plans have been announced by several customers, we believe that taking action now will better position us for those market opportunities.”

On June 25, 2004 at 8:00 a.m. (PDT) investors will have the opportunity to access a live audio-visual webcast concerning this event through a link posted on the Company’s website at www.tetratech.com.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With over 8,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, construction management, and operations and maintenance.

CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations (626) 351-4664

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements.  Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are:  acquisition strategy risks; fluctuations in quarterly operating results and stock price; the impact of downturns in the financial markets on clients; management of growth strategy; credit risks associated with commercial clients; the consolidation of client base; loss of key personnel or the inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audit of contracts with governmental agencies; losses under fixed-price contracts or termination of contracts at the client’s discretion; backlog cancellation or adjustment; inability to find qualified subcontractors; competition; risks of professional and other liabilities; conflict of interest issues; and foreign currency fluctuations.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Tetra Tech’s most recent reports on Form 10-Q and Form 10-K, each as it may be amended from time to time.  Tetra Tech’s results of operations for any period are not necessarily indicative of Tetra Tech’s operating results for any future periods.  Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change.  Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year.  Such information speaks only as of the date of this release.